MERRILL LYNCH
ASSET INCOME
FUND, INC.




FUND LOGO




Annual Report

December 31, 1999




This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Merrill Lynch
Asset Income
Fund, Inc.
Box 9011
Princeton, NJ
08543-9011



Printed on post-consumer recycled paper




MERRILL LYNCH ASSET INCOME FUND, INC.



Worldwide
Investments as of
December 31, 1999


Breakdown of
Stocks & Fixed-Income                    Percent of
Securities by Country                    Net Assets++

United States*                             73.4%
Japan                                       5.9
Germany                                     4.5
United Kingdom                              3.3
France                                      2.2
New Zealand                                 1.8
Netherlands                                 1.5
Brazil                                      1.1
Spain                                       1.0
Canada                                      1.0
Switzerland                                 0.8
Sweden                                      0.6
Finland                                     0.6
Australia                                   0.3
Italy                                       0.3
Norway                                      0.2
South Korea                                 0.2
Ireland                                     0.2
Singapore                                   0.2
Bermuda                                     0.1
Hong Kong                                   0.0++++
Austria                                     0.0++++
Denmark                                     0.0++++


   *Includes investments in short-term securities.
  ++Percent of net assets may not total 100%.
++++Percent of net assets is less than 0.1%.


Ten Largest Holdings                     Percent of
(Equity Investments)                     Net Assets

Softbank Corporation                        0.9%
Wells Fargo Company                         0.9
JDS Uniphase Corporation                    0.6
Nokia Oyj                                   0.5
Nortel Networks Corporation                 0.5
Kyocera Corporation (ADR)                   0.5
Mannesmann AG                               0.5
Colgate-Palmolive Company                   0.4
Fujitsu Limited                             0.4
Siemens AG                                  0.4



Ten Largest Industries                   Percent of
(Equity Investments)                     Net Assets

Telecommunications                          4.2%
Banking                                     3.0
Electronics                                 2.4
Pharmaceuticals                             1.3
Chemicals                                   1.2
Internetworking                             1.1
Communications Equipment                    1.0
Computers                                   1.0
Computer Services/Software                  0.9
Distribution                                0.9



Merrill Lynch Asset Income Fund, Inc., December 31, 1999


DEAR SHAREHOLDER

Fiscal Year in Review
For the year ended December 31, 1999, Merrill Lynch Asset Income Fund, Inc.'s Class A, Class B, Class C and Class D Shares had total returns of +4.45%, +3.58%, +3.53% and +4.10%, respectively. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 3--5 of this report to shareholders.) During the 12 months ended December 31, 1999, the Fund's total returns were held down by US fixed-income securities, which provided a negative return for 1999. This return resulted from the significant rise in US interest rates during the year. The portfolio was also adversely affected by weakness in the euro relative to the US dollar, which further reduced the return on the German bond commitments we held throughout the year. On the positive side, foreign equities provided the highest return among the asset classes during 1999; therefore, our decision to increase representation in this sector proved rewarding. In the US equity sector, the concentration of the largest proportion of assets in the technology sector enabled the portfolio to benefit from the above-average performance of the shares of companies in this group.

Portfolio Matters
As of December 31, 1999, the asset allocation for Merrill Lynch
Asset Income Fund, Inc. was: US bonds, 57% of net assets; foreign bonds, 5%; US stocks, 13%; foreign stocks, 21%; and cash reserves, 4%.

We expanded our total equity representation from 25% of net assets to 34% during the three months ended December 31, 1999. We focused our increased commitment to the foreign stock sector, which rose from 16% of net assets to 21%. We enlarged the Fund's representation in European technology and business services through new positions in Equant, Telefonaktiebolaget LM Ericsson and Tandberg Television ASA. Overall, Europe remained the Fund's largest regional commitment, while Japan continued to be overweighted relative to the benchmark Morgan Stanley Capital International Europe Australasia Far East Index. We also increased our holdings in Asia (excluding Japan) through positions in City Developments Limited and Singapore Airlines Limited in Singapore. In Latin America, we continued to focus on Brazil, which we viewed as offering the most favorable reward/risk potential.

During the December quarter, we increased our position in US equities from 9% of net assets to 13%. Technology remained the largest single group represented in the portfolio, accounting for nearly one-third of the Fund's US equity assets. This commitment reflects our continuing emphasis on the shares of companies where we expect a consistent and above-average rate of earnings growth to be extended over the next several years and where we believe valuations appear reasonable relative to earnings growth potential. Consistent with this focus are our significant commitments in the consumer staples, communication services, financials and health care sectors.

In the fixed-income sector, we reduced our US bond position from 62% of net assets to 57% during the three months ended December 31, 1999. Late in 1999, we took advantage of an interest rate rise to extend the Fund's average duration to 6.7 years, after reducing the duration earlier in the second half of 1999. In our opinion, the Federal Reserve Board will continue to tighten monetary policy in 2000 until the US economy slows down. Such a slowdown is likely to ease fears of a resurgence of inflation and enable intermediate-term--long-term US interest rates to decline. In the interim, risk in US fixed-income securities appears limited, in our view. In the foreign bond sector, we reduced representation from 9% of net assets to 5% during the fourth quarter of 1999. We maintained positions in German bonds throughout the fourth quarter of 1999. We also reestablished a position in New Zealand bonds during the later part of 1999, taking advantage of a widening yield differential between New Zealand and US bonds of similar maturities.

In Conclusion
On January 12, 2000, the Fund's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Merrill Lynch Global Allocation Fund, Inc. would acquire substantially all of the assets and liabilities of the Fund, Merrill Lynch Asset Growth Fund, Inc. and the Global Opportunity Portfolio of Merrill Lynch Asset Builder Program, Inc. in exchange for newly issued shares of Merrill Lynch Global Allocation Fund, Inc. These Funds are registered, non-diversified, open-end management investment companies, except the Global Opportunity Portfolio, which is diversified. All four entities are managed by Merrill Lynch Asset Management, L.P.

We thank you for your investment in Merrill Lynch Asset Income Fund, Inc.

Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Thomas R. Robinson)
Thomas R. Robinson
Senior Vice President and
Portfolio Manager



January 26, 2000



PERFORMANCE DATA


About Fund
Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


PERFORMANCE DATA (concluded)


Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Fund's
Class A and Class B Shares compared to growth of an investment in the ML US Corporate and Government Master Index. Beginning and ending values are:

                                      9/02/94**       12/99

ML Asset Income Fund, Inc.++--
Class A Shares*                       $ 9,600        $15,275

ML Asset Income Fund, Inc.++--
Class B Shares*                       $10,000        $15,277

Merrill Lynch US Corporate
And Government Master
Index++++                             $10,000        $14,295

Composite Index++++++                 $10,000        $17,132


A line graph depicting the growth of an investment in the Fund's
Class C and Class D Shares compared to growth of an investment in the ML US Corporate and Government Master Index. Beginning and ending values are:

                                     10/21/94**       12/99

ML Asset Income Fund, Inc.++--
Class C Shares*                       $10,000        $15,328

ML Asset Income Fund, Inc.++--
Class D Shares*                       $ 9,600        $15,126

Merrill Lynch US Corporate
And Government Master
Index++++                             $10,000        $14,542

Composite Index++++++                 $10,000        $17,382

     *Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
    **Commencement of operations.
    ++ML Asset Income Fund, Inc. invests in a portfolio of US and foreign debt, equity and money market securities.
  ++++This unmanaged Index is comprised of investment-grade bonds. ++++++The Composit Index consists of: 5%--3-month US Treasury
      Bills; 75%--ML Bond Index--Corporate & Government Master;
      and 20%--Standard & Poor's 500 Index. The 3-month US Treasury Bills sector is using performance data as of August 31, 1994 for the Class A & Class B Shares' graph and as of October 31, 1994 for the Class C & Class D Shares' graph.

      Past performance is not predictive of future performance.


Average Annual
Total Return

                                     % Return Without % Return With
                                       Sales Charge    Sales Charge**

Class A Shares*

Year Ended 12/31/99                       + 4.45%         +0.27%
Five Years Ended 12/31/99                 +10.04          +9.14
Inception (9/02/94)
through 12/31/99                          + 9.11          +8.28

 *Maximum sales charge is 4%.
**Assuming maximum sales charge.



                                        % Return         % Return
                                       Without CDSC     With CDSC**

Class B Shares*

Year Ended 12/31/99                        +3.58%         -0.36%
Five Years Ended 12/31/99                  +9.20          +9.20
Inception (9/02/94)
through 12/31/99                           +8.28          +8.28

 *Maximum contingent deferred sales charge is 4% and is reduced to 0%
  after 4 years.
**Assuming payment of applicable contingent deferred sales charge.



                                        % Return         % Return
                                       Without CDSC     With CDSC**

Class C Shares*

Year Ended 12/31/99                        +3.53%         +2.54%
Five Years Ended 12/31/99                  +9.12          +9.12
Inception (10/21/94)
through 12/31/99                           +8.57          +8.57

 *Maximum contingent deferred sales charge is 1% and is reduced to 0%
  after 1 year.
**Assuming payment of applicable contingent deferred sales charge.



                                     % Return Without % Return With
                                       Sales Charge    Sales Charge**

Class D Shares*

Year Ended 12/31/99                        +4.10%         -0.07%
Five Years Ended 12/31/99                  +9.70          +8.81
Inception (10/21/94)
through 12/31/99                           +9.15          +8.29

[FN]
 *Maximum sales charge is 4%.
**Assuming maximum sales charge.


Recent Performance
Results*

                                                      3 Month          12 Month      Since Inception      Standardized
As of December 31, 1999                             Total Return     Total Return      Total Return       30-Day Yield
ML Asset Income Fund, Inc. Class A Shares              +6.75%           +4.45%            +59.12%             4.20%
ML Asset Income Fund, Inc. Class B Shares              +6.55            +3.58             +52.77              3.64
ML Asset Income Fund, Inc. Class C Shares              +6.54            +3.53             +53.28              3.60
ML Asset Income Fund, Inc. Class D Shares              +6.69            +4.10             +57.57              3.97

*Investment results shown do not reflect sales charges; results would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception periods are from 9/02/94 for Class A & Class B
 Shares and from 10/21/94 for Class C & Class D Shares.


Merrill Lynch Asset Income Fund, Inc., December 31, 1999

SCHEDULE OF INVESTMENTS                                                                                       (in US dollars)
                                     Shares                                                                        Percent of
COUNTRY      Industries               Held                     Common Stocks                              Value    Net Assets
Australia    Broadcasting &              200    The News Corporation Limited (Preferred) (ADR)*          $     6,688    0.0%
             Publishing

             Diversified               2,200    Broken Hill Proprietary Company Limited                       28,764    0.3

                                                Total Common Stocks in Australia                              35,452    0.3


Austria      Paper Products               87    Mayr-Melnhof Karton AG                                         4,030    0.0

                                                Total Common Stocks in Austria                                 4,030    0.0


Bermuda      Telecommunications &        100  ++Global Crossing Ltd.                                           4,994    0.1
             Equipment

                                                Total Common Stocks in Bermuda                                 4,994    0.1


Brazil       Forest Products             890    Aracruz Celulose SA (ADR)*                                    23,363    0.2
             Mining                    1,150  ++Companhia Vale do Rio Doce 'A' (Preferred)                    31,874    0.3

             Telecommunications        1,000    Embratel Participacoes SA (ADR)*                              27,250    0.3
                                         207    Telecomunicacoes Brasileiras SA-Telebras
                                                (Preferred Block) (ADR)*                                      26,600    0.3
                                                                                                        ------------  ------
                                                                                                              53,850    0.6

                                                Total Common Stocks in Brazil                                109,087    1.1


Canada       Communications              522    Nortel Networks Corporation                                   52,722    0.5
             Equipment

             Oil                         300    Alberta Energy Company Ltd.                                    9,319    0.1

             Paper & Forest Products     700    Domtar, Inc.                                                   8,263    0.1

             Telecommunications          240    BCE Inc.                                                      21,645    0.2
                                         467    Teleglobe Inc.                                                10,595    0.1
                                                                                                        ------------  ------
                                                                                                              32,240    0.3

                                                Total Common Stocks in Canada                                102,544    1.0


Denmark      Commercial Services          50  ++ISS International Service System A/S 'B'                       3,364    0.0

                                                Total Common Stocks in Denmark                                 3,364    0.0


Finland      Communications Equipment    316    Nokia Oyj                                                     57,278    0.5

             Paper & Forest Products     200    UPM-Kymmene Oyj                                                8,056    0.1

                                                Total Common Stocks in Finland                                65,334    0.6


France       Chemicals                   431    Aventis SA                                                    25,043    0.2

             Electronics                 215    Thomson CSF                                                    7,099    0.1

             Foods                        24    Groupe Danone                                                  5,655    0.1

             Information Processing       15    Cap Gemini SA                                                  3,806    0.0

             Insurance                   174    Axa                                                           24,250    0.2

             Metals                      265    Pechiney SA 'A'                                               18,933    0.2

             Oil--Related                 57    Total Fina SA 'B'                                              7,605    0.1

             Reinsurance                 170    Scor                                                           7,498    0.1

             Semiconductor Capital       279    STMicroelectronics NV (NY Registered Shares)                  42,251    0.4
             Equipment

             Supermarkets                109    Carrefour SA                                                  20,098    0.2

             Telecommunications          293    France Telecom SA                                             38,740    0.4

             Utilities--Water            295    Vivendi                                                       26,632    0.2

                                                Total Common Stocks in France                                227,610    2.2


Germany      Chemicals                   441    BASF AG                                                       22,648    0.2
                                         395    Henkel KGaA (Preferred)                                       26,054    0.3
                                                                                                        ------------  ------
                                                                                                              48,702    0.5

             Diversified                 742    RWE AG                                                        29,066    0.3

             Electronics                 356    Siemens AG                                                    45,278    0.4

             Machinery & Equipment       200    Mannesmann AG                                                 48,235    0.5

             Multi-Industry              483    Veba AG                                                       23,468    0.2

                                                Total Common Stocks in Germany                               194,749    1.9


Hong Kong    Multi-Industry              300    Hutchison Whampoa Limited                                      4,361    0.0

                                                Total Common Stocks in Hong Kong                               4,361    0.0


Ireland      Banking                   2,176    Bank of Ireland                                               17,311    0.2

                                                Total Common Stocks in Ireland                                17,311    0.2


Italy        Oil & Gas Producers       3,000    ENI SpA                                                       16,495    0.2

             Publishing                  388    Mondadori (Arnoldo) Editore SpA                               12,308    0.1

                                                Total Common Stocks in Italy                                  28,803    0.3


Japan        Automobiles                 251    Honda Motor Co., Ltd. (ADR)*                                  19,202    0.2

             Banking                   1,000    The Bank of Tokyo-Mitsubishi, Ltd.                            13,935    0.2
                                       1,000    The Sanwa Bank, Ltd.                                          12,164    0.1
                                       1,000    The Sumitomo Bank, Ltd.                                       13,690    0.1
                                                                                                        ------------  ------
                                                                                                              39,789    0.4

             Computers                 1,000    NEC Corporation                                               23,828    0.2

             Cosmetics & Toiletries    1,000    Kao Corporation                                               28,525    0.3

             Distribution                100    Softbank Corporation                                          95,704    0.9

             Electronic Components       195    Kyocera Corporation (ADR)*                                    51,090    0.5

             Electronics               1,000    Fujitsu Limited                                               45,601    0.4
                                       1,000    Matsushita Electric Industrial Company, Ltd.                  27,694    0.3
                                         108    Sony Corporation (ADR)*                                       30,753    0.3
                                       1,000    Toshiba Corporation                                            7,633    0.1
                                                                                                        ------------  ------
                                                                                                             111,681    1.1

             Glass                     3,000    Nippon Sheet Glass Company, Ltd.                              15,559    0.1

             Insurance                 2,000    The Tokio Marine & Fire Insurance Co. Ltd.                    23,388    0.2

             Internet                    100  ++Internet Initiative Japan Inc. (ADR)*                          9,700    0.1

             Machine Tools &           1,000    Minebea Company Ltd.                                          17,154    0.2
             Machinery

             Merchandising             1,000    Marui Co., Ltd.                                               14,933    0.1


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


SCHEDULE OF INVESTMENTS (continued)                                                                           (in US dollars)
                                     Shares                                                                        Percent of
COUNTRY      Industries               Held                     Common Stocks                              Value    Net Assets
Japan        Retail                      185    Ito-Yokado Co., Ltd. (ADR)*                              $    19,356    0.2%
(concluded)
             Retail--Stores            3,000    The Daimaru, Inc.                                             10,158    0.1
                                       2,000  ++Mitsukoshi, Ltd.                                               7,046    0.1
                                                                                                        ------------  ------
                                                                                                              17,204    0.2

             Steel                     5,000    Nippon Steel Corporation                                      11,694    0.1

             Telecommunications            1    NTT Mobile Communications Network, Inc.                       38,458    0.4
                                           2    Nippon Telegraph & Telephone Corporation (NTT)                34,250    0.3
                                                                                                        ------------  ------
                                                                                                              72,708    0.7

             Tires & Rubber            1,000    Bridgestone Corp.                                             22,018    0.2

             Transport Services            3    East Japan Railway Company                                    16,176    0.2

                                                Total Common Stocks in Japan                                 609,709    5.9


Netherlands  Banking                   1,316    ABN AMRO Holding NV                                           32,865    0.3

             Broadcasting &              256    Wolters Kluwer NV 'A'                                          8,662    0.1
             Publishing

             Chemicals                   458    Akzo Nobel NV                                                 22,968    0.2

             Computer Software           200  ++Baan Company, NV                                               2,826    0.0
                                          85    Getronics NV                                                   6,779    0.1
                                                                                                        ------------  ------
                                                                                                               9,605    0.1

             Computers                   100  ++Equant                                                        11,349    0.1

             Electronic Components        65  ++ASM Lithography Holding NV                                     7,220    0.1

             Foods                       200    CSM NV                                                         4,270    0.0
                                         884    Koninklijke Ahold NV                                          26,163    0.3
                                                                                                        ------------  ------
                                                                                                              30,433    0.3

             Human Resources             250    Vedior NV 'A'                                                  2,568    0.0

             Multi-Industry              147    Unilever NV 'A'                                                8,118    0.1
                                         287    Unilever NV (NY Registered Shares)                            15,624    0.1
                                                                                                        ------------  ------
                                                                                                              23,742    0.2

             Retail                      300    Vendex KBB NV                                                  7,975    0.1

                                                Total Common Stocks in the Netherlands                       157,387    1.5


Norway       Computer Software           356    Merkantildata ASA                                              4,314    0.1

             Telecommunications          800  ++Tandberg Television ASA                                       11,094    0.1

             Transport Services          200    Bergesen d.y. ASA 'B'                                          3,423    0.0

                                                Total Common Stocks in Norway                                 18,831    0.2


Singapore    Airlines                  1,000    Singapore Airlines Limited                                    11,351    0.1

             Construction & Housing    1,000    City Developments Limited                                      5,856    0.1

                                                Total Common Stocks in Singapore                              17,207    0.2


South Korea  Electronics                  30    Samsung Electronics                                            7,031    0.1

             Steel                       300    Pohang Iron & Steel Company Ltd. (ADR)*                       10,500    0.1

                                                Total Common Stocks in South Korea                            17,531    0.2


Spain        Building Materials          710    Uralita, SA                                                    5,012    0.0

             Petroleum--Domestic       1,403    Repsol-YPF, SA                                                32,523    0.3

             Telecommunications        1,602  ++Telefonica SA                                                 40,008    0.4

             Utilities--Electric       1,363    Endesa SA                                                     27,053    0.3

                                                Total Common Stocks in Spain                                 104,596    1.0


Sweden       Auto & Truck                221    Autoliv, Inc.                                                  6,479    0.1

             Automobile Parts            424    Haldex AB                                                      4,942    0.0

             Automobiles                 200    Volvo AB 'B'                                                   5,180    0.1

             Banking                     750    ForeningsSparbanken AB                                        11,037    0.1

             Investment Management     1,070    Investment AB Bure                                             7,306    0.1

             Real Estate                 354    Fastighets AB Tornet                                           4,918    0.0
             Investment Trusts

             Telecommunications &        400    Telefonaktiebolaget LM Ericsson 'B'                           25,759    0.2
             Equipment

                                                Total Common Stocks in Sweden                                 65,621    0.6


Switzerland  Banking                     162    Credit Suisse Group (Registered Shares)                       32,213    0.3

             Banking & Financial          47    UBS AG (Registered Shares)                                    12,697    0.1

             Drugs                         6    Novartis AG (Registered Shares)                                8,813    0.1

             Human Resources               8    Adecco SA (Registered Shares)                                  6,232    0.1

             Pharmaceuticals               2    Roche Holding AG                                              23,748    0.2

                                                Total Common Stocks in Switzerland                            83,703    0.8


United       Banking                   2,246    HSBC Holdings PLC                                             31,288    0.3
Kingdom                                1,793    Lloyds TSB Group PLC                                          22,416    0.2
                                                                                                        ------------  ------
                                                                                                              53,704    0.5

             Beverages                 2,525    Diageo PLC                                                    20,298    0.2

             Diversified               5,700    Billiton PLC                                                  33,606    0.3

             Drugs                       552    AstraZeneca Group PLC                                         22,882    0.2

             Household Products          535    Reckitt Benckiser PLC                                          5,013    0.1
             Leisure                   2,000    Hilton Group PLC                                               6,400    0.1

             Oil--Integrated             462    Shell Transport & Trading Company (ADR)*                      22,754    0.2

             Oil--Related              2,222    BP Amoco PLC                                                  22,328    0.2

             Pharmaceuticals             918    Glaxo Wellcome PLC                                            25,932    0.2
                                       1,400    SmithKline Beecham PLC                                        17,853    0.2
                                                                                                        ------------  ------
                                                                                                              43,785    0.4

             Retail--Stores              200    Dixons Group PLC                                               4,807    0.1


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


SCHEDULE OF INVESTMENTS (continued)                                                                           (in US dollars)
                                     Shares                                                                        Percent of
COUNTRY      Industries               Held                     Common Stocks                              Value    Net Assets
United       Telecommunications        1,620    British Telecommunications PLC                          $     39,565    0.4%
Kingdom                                  300    Cable & Wireless PLC                                           5,080    0.0
(concluded)                              200  ++Energis PLC                                                    9,601    0.1
                                       6,440    Vodafone AirTouch PLC                                         31,888    0.3
                                                                                                        ------------  ------
                                                                                                              86,134    0.8

             Transport Services        1,300    The Peninsular and Oriental Steam
                                                Navigation Company                                            21,677    0.2

                                                Total Common Stocks in the United Kingdom                    343,388    3.3


United       Aerospace & Defense         261    United Technologies Corporation                               16,965    0.2
States
             Application Development      50  ++Siebel Systems, Inc.                                           4,213    0.0
             Software

             Banking                     199    Bank of America Corporation                                    9,987    0.1
                                         300    The Bank of New York Company, Inc.                            12,000    0.1
                                         100    The Chase Manhattan Corporation                                7,769    0.1
                                       2,350    Wells Fargo Company                                           95,028    0.9
                                                                                                        ------------  ------
                                                                                                             124,784    1.2

             Beverages                   100    The Coca-Cola Company                                          5,825    0.1
                                         375    PepsiCo, Inc.                                                 13,219    0.1
                                                                                                        ------------  ------
                                                                                                              19,044    0.2

             Broadcasting                200  ++UnitedGlobalCom Inc. (Class A)                                14,050    0.1

             Broadcasting/Cable          700  ++AT&T Corp.-Liberty Media Group (Class A)                      39,725    0.4

             Business Services           100  ++Oracle Corporation                                            11,200    0.1

             Cable                       800  ++Charter Communications, Inc. (Class A)                        17,500    0.2

             Chemicals                   200    E.I. du Pont de Nemours and Company                           13,175    0.1
                                         400    Rohm and Haas Company                                         16,275    0.2
                                                                                                        ------------  ------
                                                                                                              29,450    0.3

             Commercial Services         150  ++Convergys Corporation                                          4,612    0.0

             Computer                    360  ++Cisco Systems, Inc.                                           38,542    0.4
             Services/Software           150    International Business Machines Corporation                   16,200    0.1
                                         360  ++Microsoft Corporation                                         42,008    0.4
                                         200  ++Network Associates, Inc.                                       5,325    0.0
                                                                                                        ------------  ------
                                                                                                             102,075    0.9

             Computers                   100    Compaq Computer Corporation                                    2,706    0.0
                                         150  ++EMC Corporation                                               16,387    0.2
                                         100  ++Gateway Inc.                                                   7,206    0.1
                                         360  ++Sun Microsystems, Inc.                                        27,855    0.3
                                         325    Tandy Corporation                                             15,986    0.1
                                                                                                        ------------  ------
                                                                                                              70,140    0.7

             Conglomerates               100    Honeywell International Inc.                                   5,769    0.1

             Consumer Products           300    The Dial Corporation                                           7,294    0.1

             Cosmetics                   100    The Gillette Company                                           4,119    0.0

             Electric & Gas              200  ++Calpine Corporation                                           12,800    0.1

             Electronics                 285    General Electric Company                                      44,104    0.4
                                         166    Intel Corporation                                             13,653    0.1
                                         200    Texas Instruments Incorporated                                19,375    0.2
                                                                                                        ------------  ------
                                                                                                              77,132    0.7

             Financial Services          150    Associates First Capital Corporation (Class A)                 4,116    0.0
                                         365    Citigroup Inc.                                                20,280    0.2
                                                                                                        ------------  ------
                                                                                                              24,396    0.2

             Financial                   150    Household International, Inc.                                  5,587    0.1
             Services--Consumer

             Foods                       450  ++Keebler Foods Company                                         12,656    0.1

             Healthcare                  200    Columbia/HCA Healthcare Corporation                            5,862    0.1

             Hotels                      200  ++3Com Corporation                                               9,388    0.1

             Household Products          724    Colgate-Palmolive Company                                     47,060    0.4
                                         150    The Procter & Gamble Company                                  16,434    0.2
                                                                                                        ------------  ------
                                                                                                              63,494    0.6

             Information                 300  ++Unisys Corporation                                             9,581    0.1
             Processing

             Insurance                   206    American International Group, Inc.                            22,274    0.2
                                         150  ++Sprint Corp. (PCS Group)                                      15,375    0.2
                                                                                                        ------------  ------
                                                                                                              37,649    0.4

             Internetworking             100  ++i2 Technologies, Inc.                                         19,462    0.2
                                          50  ++InfoSpace.com, Inc.                                           10,697    0.1
                                         200  ++Inktomi Corporation                                           17,725    0.2
                                          50  ++Internet Capital Group, Inc.                                   8,478    0.1
                                         200  ++Symantec Corporation                                          11,725    0.1
                                         100  ++Yahoo! Inc.                                                   43,269    0.4
                                                                                                        ------------  ------
                                                                                                             111,356    1.1

             Laser Systems &             380  ++JDS Uniphase Corporation                                      61,275    0.6
             Components

             Machinery & Equipment       100    Caterpillar Inc.                                               4,706    0.0

             Medical Technology          225    Johnson & Johnson                                             20,953    0.2

             Metals                      300    Alcoa Inc.                                                    24,900    0.2

             Natural Gas                 424    Enron Corp.                                                   18,815    0.2

             Natural Resources           250    Burlington Resources Inc.                                      8,266    0.1

             Oil--Integrated             198    Exxon Mobil Corporation                                       15,953    0.2

             Oil Services                150    Schlumberger Limited                                           8,438    0.1
                                          29    Transocean Sedco Forex Inc.                                      978    0.0
                                                                                                        ------------  ------
                                                                                                               9,416    0.1

             Paper & Forest              200    International Paper Company                                   11,287    0.1
             Products

             Petroleum                   260    Unocal Corporation                                             8,726    0.1

             Pharmaceutical--            130    American Home Products Corporation                             5,127    0.0
             Diversified


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


SCHEDULE OF INVESTMENTS (concluded)                                                                           (in US dollars)
                                     Shares                                                                        Percent of
COUNTRY      Industries               Held                     Common Stocks                              Value    Net Assets
United       Pharmaceuticals             300    Bristol-Myers Squibb Company                            $     19,256    0.2%
States                                   100    Cardinal Health, Inc.                                          4,787    0.1
(concluded)                              100    Eli Lilly and Company                                          6,650    0.1
                                         350    Merck & Co., Inc.                                             23,472    0.2
                                         350    Pfizer Inc.                                                   11,353    0.1
                                         100    Pharmacia & Upjohn, Inc.                                       4,500    0.0
                                                                                                        ------------  ------
                                                                                                              70,018    0.7

             Radio & Television          250  ++AMFM Inc.                                                     19,562    0.2

             Restaurants                 300    McDonald's Corporation                                        12,094    0.1

             Retail--Specialty           210    Lowe's Companies, Inc.                                        12,548    0.1

             Retail--Stores              200  ++Federated Department Stores, Inc.                             10,112    0.1
                                         262  ++Safeway Inc.                                                   9,317    0.1
                                                                                                        ------------  ------
                                                                                                              19,429    0.2

             Scientific Equipment        110    Millipore Corporation                                          4,249    0.0

             Semiconductors              184    Motorola, Inc.                                                27,094    0.3

             Telecommunications          523    AT&T Corp.                                                    26,542    0.3
                                         100  ++Adelphia Business Solutions, Inc.                              4,731    0.0
                                         150  ++Amdocs Limited                                                 5,175    0.0
                                         100  ++Clear Channel Communications, Inc.                             8,925    0.1
                                         200    GTE Corporation                                               14,112    0.1
                                         100  ++Global TeleSystems Group, Inc.                                 3,462    0.0
                                         225    Lucent Technologies Inc.                                      16,833    0.2
                                         368  ++MCI WorldCom Inc.                                             19,478    0.2
                                                                                                        ------------  ------
                                                                                                              99,258    0.9

             Transportation--            100    United Parcel Service, Inc. (Class B)                          6,900    0.1
             Services

             Utilities--                 361    SBC Communications Inc.                                       17,599    0.2
             Communication

             Utilities--Electric         225    Public Service Enterprise Group Incorporated                   7,833    0.1

             Wireless Communication--    100  ++Nextel Communications, Inc. (Class A)                         10,306    0.1
             Domestic Paging &
             Cellular

             Wireless Communication      200  ++American Tower Corporation (Class A)                           6,112    0.1
             Equipment

                                                Total Common Stocks in the United States                   1,343,267   13.0

                                                Total Investments in Common Stocks
                                                (Cost--$2,711,539)                                         3,558,879   34.4


                                 Face
                                Amount                    Fixed-Income Securities

Germany      Foreign       EURO      270,000    BundesObligation, 4.75% due 11/20/2001                       274,504    2.6
             Government
             Obligations

                                                Total Fixed-Income Securities in Germany                     274,504    2.6


New          Foreign       NZ$       350,000    New Zealand Government Bond, 8% due 4/15/2004                188,914    1.8
Zealand      Government
             Obligations

                                                Total Fixed-Income Securities in New Zealand                 188,914    1.8


United       US Government                      Federal National Mortgage Association:
States       Agency        US$       915,000      5.625% due 3/15/2001                                       906,564    8.8
             Obligations             930,000      5.125% due 2/13/2004                                       874,349    8.4
                                   1,020,000      5.25% due 1/15/2009                                        899,671    8.7
                                   2,100,000      6.375% due 6/15/2009                                     2,005,164   19.4
             US Government                      US Treasury Bonds:
             Obligations              80,000      5.25% due 11/15/2028                                        65,900    0.6
                                   1,200,000      6.125% due 8/15/2029                                     1,143,936   11.1

                                                Total Fixed-Income Securities in the
                                                United States                                              5,895,584   57.0

                                                Total Investments in Fixed-Income
                                                Securities (Cost--$6,581,014)                              6,359,002   61.4


                                                          Short-Term Securities

United       Commercial    US$       352,000    General Motors Acceptance Corp., 5% due 1/03/2000            352,000    3.4
States       Paper**
                                                Total Investments in Short-Term Securities
                                                (Cost--$352,000)                                             352,000    3.4

             Total Investments (Cost--$9,644,553)                                                         10,269,881   99.2

             Other Assets Less Liabilities                                                                    81,874    0.8
                                                                                                        ------------  ------
             Net Assets                                                                                 $ 10,351,755  100.0%
                                                                                                        ============  ======


            *American Depositary Receipts (ADR).
           **Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund.
           ++Non-income producing security.

             See Notes to Financial Statements.


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


STATEMENT OF ASSETS AND LIABILITIES
                    As of December 31, 1999
Assets:             Investments, at value (identified cost--$9,644,553)                                      $10,269,881
                    Cash                                                                                             166
                    Foreign cash                                                                                   5,908
                    Receivables:
                      Securities sold                                                       $   950,190
                      Interest                                                                   99,268
                      Capital shares sold                                                         9,160
                      Dividends                                                                   3,092        1,061,710
                                                                                            -----------
                    Prepaid registration fees and other assets                                                    23,695
                                                                                                             -----------
                    Total assets                                                                              11,361,360
                                                                                                             -----------

Liabilities:        Payables:
                      Securities purchased                                                      783,712
                      Capital shares redeemed                                                   110,840
                      Dividends to shareholders                                                  16,182
                      Distributor                                                                 6,021          916,755
                                                                                            -----------
                    Accrued expenses and other liabilities                                                        92,850
                                                                                                             -----------
                    Total liabilities                                                                          1,009,605
                                                                                                             -----------

Net Assets:         Net assets                                                                               $10,351,755
                                                                                                             ===========

Net Assets          Class A Shares of Common Stock, $.10 par value, 100,000,000
Consist of:         shares authorized                                                                        $     3,235
                    Class B Shares of Common Stock, $.10 par value, 100,000,000
                    shares authorized                                                                             74,240
                    Class C Shares of Common Stock, $.10 par value, 100,000,000
                    shares authorized                                                                              5,908
                    Class D Shares of Common Stock, $.10 par value, 100,000,000
                    shares authorized                                                                             15,606
                    Paid-in capital in excess of par                                                           9,667,277
                    Accumulated distributions in excess of realized capital gains
                    on investments and foreign currency transactions--net                                        (39,511)
                    Unrealized appreciation on investments and foreign currency
                    transactions--net                                                                            625,000
                                                                                                             -----------
                    Net assets                                                                               $10,351,755
                                                                                                             ===========

Net Asset Value:    Class A--Based on net assets of $338,786 and 32,350 shares
                             outstanding                                                                     $     10.47
                                                                                                             ===========
                    Class B--Based on net assets of $7,763,723 and 742,395 shares
                             outstanding                                                                     $     10.46
                                                                                                             ===========
                    Class C--Based on net assets of $618,157 and 59,081 shares
                             outstanding                                                                     $     10.46
                                                                                                             ===========
                    Class D--Based on net assets of $1,631,089 and 156,056
                             shares outstanding.                                                             $     10.45
                                                                                                             ===========

                    See Notes to Financial Statements.


STATEMENT OF OPERATIONS
                    For the Year Ended December 31, 1999
Investment          Interest and discount earned                                                             $   530,055
Income:             Dividends (net of $2,632 foreign witholding tax)                                              29,363
                                                                                                             -----------
                    Total income                                                                                 559,418
                                                                                                             -----------

Expenses:           Investment advisory fees                                                $    90,307
                    Accounting services                                                          75,250
                    Printing and shareholder reports                                             72,376
                    Account maintenance and distribution fees--Class B                           70,532
                    Professional fees                                                            70,419
                    Registration fees                                                            68,637
                    Custodian fees                                                               20,047
                    Transfer agent fees--Class B                                                 17,438
                    Amortization of organization expenses                                        14,796
                    Directors' fees and expenses                                                 13,190
                    Account maintenance and distribution fees--Class C                            6,210
                    Account maintenance fees--Class D                                             3,625
                    Pricing fees                                                                  3,302
                    Transfer agent fees--Class D                                                  2,594
                    Transfer agent fees--Class C                                                  1,548
                    Transfer agent fees--Class A                                                    687
                    Other                                                                        12,249
                                                                                            -----------
                    Total expenses before reimbursement                                         543,207
                    Reimbursement of expenses                                                  (401,554)
                                                                                            -----------
                    Total expenses after reimbursement                                                           141,653
                                                                                                             -----------
                    Investment income--net                                                                       417,765
                                                                                                             -----------

Realized &          Realized loss from:
Unrealized            Investments--net                                                          (52,655)
Gain (Loss) on        Foreign currency transactions--net                                        (76,313)        (128,968)
Investments &                                                                               -----------
Foreign Currency    Change in unrealized appreciation/depreciation on:
Transactions          Investments--net                                                           23,769
- --Net:                Foreign currency transactions--net                                         (2,333)          21,436
                                                                                            -----------      -----------
                    Net realized and unrealized loss on investments and
                    foreign currency transactions                                                               (107,532)
                                                                                                             -----------
                    Net Increase in Net Assets Resulting from Operations                                     $   310,233
                                                                                                             ===========

                    See Notes to Financial Statements.


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


STATEMENTS OF CHANGES IN NET ASSETS
                                                                                                For the Year Ended
                                                                                                   December 31,
                    Increase (Decrease) in Net Assets:                                          1999             1998
Operations:         Investment income--net                                                  $   417,765      $   485,847
                    Realized gain (loss) on investments and foreign currency
                    transactions--net                                                          (128,968)         669,989
                    Change in unrealized appreciation/depreciation on investments
                    and foreign currency transactions--net                                       21,436           54,524
                                                                                            -----------      -----------
                    Net increase in net assets resulting from operations                        310,233        1,210,360
                                                                                            -----------      -----------

Dividends &         Investment income--net:
Distributions to      Class A                                                                   (17,004)        (160,965)
Shareholders:         Class B                                                                  (318,809)        (285,470)
                      Class C                                                                   (26,154)         (18,652)
                      Class D                                                                   (55,798)         (20,760)
                    Realized gain on investments--net:
                      Class A                                                                    (5,656)        (111,852)
                      Class B                                                                  (141,505)        (230,474)
                      Class C                                                                   (14,422)         (15,569)
                      Class D                                                                   (19,071)         (16,614)
                    In excess of realized gain on investments--net:
                      Class A                                                                    (1,237)              --
                      Class B                                                                   (30,949)              --
                      Class C                                                                    (3,154)              --
                      Class D                                                                    (4,171)              --
                                                                                            -----------      -----------
                    Net decrease in net assets resulting from dividends and
                    distributions to shareholders                                              (637,930)        (860,356)
                                                                                            -----------      -----------

Capital Share       Net increase (decrease) in net assets derived from capital
Transactions:       share transactions                                                       (4,428,547)       3,599,240
                                                                                            -----------      -----------

Net Assets:         Total increase (decrease) in net assets                                  (4,756,244)       3,949,244
                    Beginning of year                                                        15,107,999       11,158,755
                                                                                            -----------      -----------
                    End of year                                                             $10,351,755      $15,107,999
                                                                                            ===========      ===========

                    See Notes to Financial Statements.


FINANCIAL HIGHLIGHTS
The following per share data and ratios have been derived
from information provided in the financial statements.                                   Class A
                                                                             For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                              1999       1998       1997        1996      1995
Per Share           Net asset value, beginning of year            $   10.63  $   10.32  $   10.53  $   10.62   $    9.68
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:        Investment income--net                              .42        .43        .49        .50         .60
                    Realized and unrealized gain on
                    investments and foreign currency
                    transactions--net                                   .02        .58        .71        .23        1.04
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .44       1.01       1.20        .73        1.64
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends and distributions:
                      Investment income--net                           (.42)      (.43)      (.49)      (.50)       (.60)
                      In excess of investment income--net                --         --         --       (.05)         --
                      Realized gain on investments--net                (.15)      (.27)      (.92)      (.27)       (.01)
                      In excess of realized gain on
                      investments--net                                 (.03)        --         --         --        (.09)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total dividends and distributions                  (.60)      (.70)     (1.41)      (.82)       (.70)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $   10.47  $   10.63  $   10.32  $   10.53   $   10.62
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                4.45%     10.01%     11.67%      7.11%      17.38%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to           Expenses, net of reimbursement                     .51%       .50%       .50%       .25%        .00%
Average Net                                                       =========  =========  =========  =========   =========
Assets:             Expenses                                          3.74%      3.10%      3.28%      3.48%       5.12%
                                                                  =========  =========  =========  =========   =========
                    Investment income--net                            4.14%      4.03%      4.58%      4.73%       5.78%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $     339  $   4,558  $   2,188  $   3,918   $   3,872
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                              156.47%    155.44%    155.57%    342.71%      46.75%
                                                                  =========  =========  =========  =========   =========

                   *Total investment returns exclude the effects of sales charges.

                    See Notes to Financial Statements.



Merrill Lynch Asset Income Fund, Inc., December 31, 1999


FINANCIAL HIGHLIGHTS (continued)
The following per share data and ratios have been derived
from information provided in the financial statements.                                  Class B
                                                                            For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                              1999       1998       1997        1996      1995
Per Share           Net asset value, beginning of year            $   10.63  $   10.32  $   10.53  $   10.62   $    9.68
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:        Investment income--net                              .34        .35        .41        .42         .51
                    Realized and unrealized gain on
                    investments and foreign currency
                    transactions--net                                   .01        .58        .71        .23        1.04
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .35        .93       1.12        .65        1.55
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends and distributions:
                      Investment income--net                           (.34)      (.35)      (.41)      (.42)       (.51)
                      In excess of investment income--net                --         --         --       (.05)         --
                      Realized gain on investments--net                (.15)      (.27)      (.92)      (.27)       (.01)
                      In excess of realized gain on
                      investments--net                                 (.03)        --         --         --        (.09)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total dividends and distributions                  (.52)      (.62)     (1.33)      (.74)       (.61)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $   10.46  $   10.63  $   10.32  $   10.53   $   10.62
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                3.58%      9.19%     10.84%      6.31%      16.51%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to           Expenses, net of reimbursement                    1.26%      1.25%      1.25%      1.00%        .75%
Average Net                                                       =========  =========  =========  =========   =========
Assets:             Expenses                                          4.58%      3.90%      4.01%      4.24%       5.94%
                                                                  =========  =========  =========  =========   =========
                    Investment income--net                            3.39%      3.32%      3.79%      3.99%       5.06%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $   7,764  $   9,230  $   8,078  $   8,690   $   9,236
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                              156.47%    155.44%    155.57%    342.71%      46.75%
                                                                  =========  =========  =========  =========   =========


The following per share data and ratios have been derived
from information provided in the financial statements.                                 Class C
                                                                           For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                              1999       1998       1997        1996      1995
Per Share           Net asset value, beginning of year            $   10.63  $   10.32  $   10.53  $   10.62   $    9.69
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:        Investment income--net                              .34        .35        .41        .41         .52
                    Realized and unrealized gain on investments
                    and foreign currency transactions--net              .01        .58        .71        .23        1.03
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .35        .93       1.12        .64        1.55
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends and distributions:
                      Investment income--net                           (.34)      (.35)      (.41)      (.42)       (.52)
                      In excess of investment income--net                --         --         --       (.04)         --
                      Realized gain on investments--net                (.15)      (.27)      (.92)      (.27)       (.01)
                      In excess of realized gain on
                      investments--net                                 (.03)        --         --         --        (.09)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total dividends and distributions                  (.52)      (.62)     (1.33)      (.73)       (.62)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $   10.46  $   10.63  $   10.32  $   10.53   $   10.62
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                3.53%      9.14%     10.79%      6.25%      16.33%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to           Expenses, net of reimbursement                    1.31%      1.30%      1.30%      1.04%        .80%
Average Net                                                       =========  =========  =========  =========   =========
Assets:             Expenses                                          4.67%      3.94%      4.12%      4.28%       6.02%
                                                                  =========  =========  =========  =========   =========
                    Investment income--net                            3.37%      3.25%      3.78%      3.95%       4.99%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $     618  $     656  $     575  $     357   $     418
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                              156.47%    155.44%    155.57%    342.71%      46.75%
                                                                  =========  =========  =========  =========   =========


                   *Total investment returns exclude the effects of sales charges.

                    See Notes to Financial Statements.


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


FINANCIAL HIGHLIGHTS (concluded)
The following per share data and ratios have been derived
from information provided in the financial statements.                                 Class D
                                                                           For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                             1999        1998      1997         1996      1995
Per Share           Net asset value, beginning of year            $   10.62  $   10.31  $   10.53  $   10.62   $    9.69
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:        Investment income--net                              .39        .41        .47        .46         .57
                    Realized and unrealized gain on investments
                    and foreign currency transactions--net              .01        .58        .70        .24        1.03
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .40        .99       1.17        .70        1.60
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends and distributions:
                      Investment income--net                           (.39)      (.41)      (.47)      (.47)       (.57)
                      In excess of investment income--net                --         --         --       (.05)         --
                      Realized gain on investments--net                (.15)      (.27)      (.92)      (.27)       (.01)
                      In excess of realized gain on
                      investments--net                                 (.03)        --         --         --        (.09)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total dividends and distributions                  (.57)      (.68)     (1.39)      (.79)       (.67)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $   10.45  $   10.62  $   10.31  $   10.53   $   10.62
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                4.10%      9.74%     11.29%      6.84%      16.97%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to           Expenses, net of reimbursement                     .76%       .75%       .75%       .50%        .25%
Average Net                                                       =========  =========  =========  =========   =========
Assets:             Expenses                                          4.19%      3.35%      3.54%      3.70%       5.44%
                                                                  =========  =========  =========  =========   =========
                    Investment income--net                            3.85%      3.78%      4.32%      4.48%       5.53%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $   1,631  $     664  $     318  $     633   $     771
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                              156.47%    155.44%    155.57%    342.71%      46.75%
                                                                  =========  =========  =========  =========   =========


                   *Total investment returns exclude the effects of sales charges.

                    See Notes to Financial Statements.


NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies:
Merrill Lynch Asset Income Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in accordance with generally accepted accounting principles, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not available are valued at fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Repurchase agreements--The Fund invests in US Government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additions to such securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

(c) Derivative financial instruments--The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.


Merrill Lynch Asset Income Fund, Inc., December 31, 1999


NOTES TO FINANCIAL STATEMENTS (continued)

* Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts.

* Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

* Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(d) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(e) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(f) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(g) Deferred organization expenses and prepaid registration fees-- Deferred organization expenses are amortized on a straight-line basis over a period not exceeding five years. Prepaid registration fees are charged to expense as the related shares are issued.

(h) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for futures transactions and post-October losses.

2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor ("MLFD" or the "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of .75%, on an annual basis, of the average daily value of the Fund's net assets.

For the year ended December 31, 1999, MLAM earned fees of $90,307, all of which were waived. MLAM also reimbursed the Fund for additional expenses of $311,247.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                           Account
                                         Maintenance   Distribution
                                             Fee            Fee

Class B                                      .25%           .50%
Class C                                      .25%           .55%
Class D                                      .25%           --


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended December 31, 1999, MLFD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                         MLFD         MLPF&S

Class A                                  $  2         $   33
Class D                                  $109         $1,200


For the year ended December 31, 1999, MLPF&S received contingent deferred sales charges of $30,679 and $822 relating to transactions in Class B and Class C Shares, respectively.

During the year ended December 31, 1999, the Fund paid Merrill Lynch Security Pricing Service, an affiliate of MLPF&S, $452 for security price quotations to compute the net asset value of the Fund.

In addition, MLPF&S received $554 in commissions on the execution of portfolio security transactions for the Fund for the year ended
December 31, 1999.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, PSI, FDS, PFD, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for year ended December 31, 1999 were $18,108,565 and $21,816,443, respectively.

Net realized gains (losses) for the year ended December 31, 1999 and net unrealized gains (losses) as of December 31, 1999 were as follows:

                                     Realized     Unrealized
                                      Gains         Gains
                                     (Losses)      (Losses)

Long-term investments               $ (52,655)    $  625,328
Forward foreign exchange contracts     47,186             --
Foreign currency transactions        (123,499)          (328)
                                    ---------     ----------
Total                               $(128,968)    $  625,000
                                    =========     ==========


As of December 31, 1999, net unrealized appreciation for Federal income tax purposes aggregated $623,238, of which $979,058 related to appreciated securities and $355,820 related to depreciated securities. At December 31, 1999, the aggregate cost of investments for Federal income tax purposes was $9,646,643.


Merrill Lynch Asset Income Fund, Inc., December 31, 1999

NOTES TO FINANCIAL STATEMENTS (concluded)

4. Capital Share Transactions:
Net increase (decrease) in net assets derived from capital share transactions were $(4,428,547) and $3,599,240 for the years ended
December 31, 1999 and December 31, 1998, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the Year                        Dollar
Ended December 31, 1999               Shares       Amount

Shares sold                             3,453    $    35,429
Shares issued to shareholders
in reinvestment of dividends
and distributions                       1,623         16,515
                                  -----------    -----------
Total issued                            5,076         51,944
Shares redeemed                      (401,551)    (4,282,208)
                                  -----------    -----------
Net decrease                         (396,475)   $(4,230,264)
                                  ===========    ===========


Class A Shares for the Year                         Dollar
Ended December 31, 1998               Shares        Amount

Shares sold                           376,505    $ 3,979,028
Shares issued to shareholders
in reinvestment of dividends
and distributions                       6,240         66,148
                                  -----------    -----------
Total issued                          382,745      4,045,176
Shares redeemed                      (166,015)    (1,751,205)
                                  -----------    -----------
Net increase                          216,730    $ 2,293,971
                                  ===========    ===========


Class B Shares for the Year                        Dollar
Ended December 31, 1999               Shares       Amount

Shares sold                           375,072    $ 3,935,303
Shares issued to shareholders
in reinvestment of dividends
and distributions                      30,635        311,122
                                  -----------    -----------
Total issued                          405,707      4,246,425
Shares redeemed                      (531,698)    (5,418,929)
                                  -----------    -----------
Net decrease                         (125,991)   $(1,172,504)
                                  ===========    ===========


Class B Shares for the Year                        Dollar
Ended December 31, 1998               Shares       Amount

Shares sold                           312,797    $ 3,307,756
Shares issued to shareholders
in reinvestment of dividends
and distributions                      32,166        340,647
                                  -----------    -----------
Total issued                          344,963      3,648,403
Shares redeemed                      (258,565)    (2,730,775)
Automatic conversion of shares         (1,062)       (11,241)
                                  -----------    -----------
Net increase                          85,336     $   906,387
                                  ===========    ===========


Class C Shares for the Year                        Dollar
Ended December 31, 1999               Shares       Amount

Shares sold                            61,795    $   639,663
Shares issued to shareholders
in reinvestment of dividends
and distributions                       3,208         32,533
                                  -----------    -----------
Total issued                           65,003        672,196
Shares redeemed                       (67,586)      (677,431)
                                  -----------    -----------
Net decrease                           (2,583)   $    (5,235)
                                  ===========    ===========


Class C Shares for the Year                        Dollar
Ended December 31, 1998               Shares       Amount

Shares sold                            37,121    $   393,015
Shares issued to shareholders
in reinvestment of dividends
and distributions                       2,363         25,042
                                  -----------    -----------
Total issued                           39,484        418,057
Shares redeemed                       (33,501)      (353,172)
                                  -----------    -----------
Net increase                            5,983    $    64,885
                                  ===========    ===========


Class D Shares for the Year                        Dollar
Ended December 31, 1999               Shares       Amount

Shares sold                           123,226    $ 1,279,704
Shares issued to shareholders
in reinvestment of dividends
and distributions                       4,888         49,572
                                  -----------    -----------
Total issued                          128,114      1,329,276
Shares redeemed                       (34,578)      (349,820)
                                  -----------    -----------
Net increase                           93,536    $   979,456
                                  ===========    ===========



Class D Shares for the Year                        Dollar
Ended December 31, 1998               Shares       Amount

Shares sold                            33,192    $   349,068
Automatic conversion of shares          1,062         11,241
Shares issued to shareholders
in reinvestment of dividends
and distributions                       2,555         27,048
                                  -----------    -----------
Total issued                           36,809        387,357
Shares redeemed                        (5,089)       (53,360)
                                  -----------    -----------
Net increase                           31,720    $   333,997
                                  ===========    ===========



5. Capital Loss Carryforward:
At December 31, 1999, the Fund had a net capital loss carryforward of approximately $61,000, all of which expires in 2007. This amount will be available to offset like amounts of any future taxable gains.


6. Reorganization Plan:
On January 12, 2000, the Fund's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Merrill Lynch Global Allocation Fund, Inc. would acquire substantially all of the assets and liabilities of the Fund, Merrill Lynch Asset Growth Fund, Inc. and the Global Opportunity Portfolio of Merrill Lynch Asset Builder Program, Inc. in exchange for newly issued shares of Merrill Lynch Global Allocation Fund, Inc. These Funds are registered, non-diversified, open-end management investment companies, except the Global Opportunity Portfolio, which is diversified. All four entities are managed by MLAM.




INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Asset Income Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Asset Income Fund, Inc. as of December 31, 1999, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 1999 by correspondence with the custodian and broker. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Asset Income Fund, Inc. as of December 31, 1999, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Princeton, New Jersey
February 14, 2000



Merrill Lynch Asset Income Fund, Inc., December 31, 1999


IMPORTANT TAX INFORMATION (unaudited)

Of the net investment income distributions paid monthly by Merrill Lynch Asset Income Fund, Inc. during the fiscal year ended December 31, 1999, 2.72% qualifies for the dividends received deduction for corporations. Additionally, the Fund paid a long-term capital gains distribution of $.180748 per share to shareholders of record on July 6, 1999.

The law varies in each state as to whether and what percentage of dividend income attributable to Federal obligations is exempt from state income tax. We recommend that you consult your tax adviser to determine if any portion of the dividends you received is exempt from state income tax.

Listed at right are the percentages of total assets of the Fund invested in Federal obligations as of the end of each quarter of the fiscal year.


For the                               Percentage of
Quarter Ended                      Federal Obligations*

March 31, 1999                             33.58%
June 30, 1999                              13.83%
September 30, 1999                         16.98%
December 31, 1999                          10.64%

[FN]
*For purposes of this calculation, Federal obligations include US
 Treasury notes, US Treasury bills, and US Treasury bonds. Also included are obligations issued by the following agencies: Banks for Cooperatives, Federal Intermediate Credit Banks, Federal Land Banks, Federal Home Loan Banks, and the Student Loan Marketing Association. Repurchase agreements are not included in this calculation.

Of the Fund's net investment income distributions paid monthly during the fiscal year ended December 31, 1999, 34.19% was attributable to Federal obligations. In calculating the foregoing percentage, Fund expenses have been allocated on a pro rata basis.

Please retain this information for your records.


OFFICERS AND DIRECTORS

Terry K. Glenn, President and Director
Joe Grills, Director
Walter Mintz, Director
Robert S. Salomon Jr., Director
Melvin R. Seiden, Director
Stephen B. Swensrud, Director
Arthur Zeikel, Director
Robert C. Doll, Senior Vice President
Thomas R. Robinson, Senior Vice President and
   Portfolio Manager
Donald C. Burke, Vice President and Treasurer
Barbara G. Fraser, Secretary

Custodian
The Chase Manhattan Bank
4 MetroTech Center, 18th Floor
Brooklyn, NY 11245

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800)637-3863